Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-134691), on Form S-3 of IndyMac ABS, regarding IndyMac Home Equity Mortgage Loan Asset-Backed Notes, Series 2007-H1, of our report dated March 24, 2006 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, which appears as an exhibit to the current report on Form 10-K filed on March 29, 2006 by Financial Security Assurance Holdings Ltd. for the year ended December 31, 2005. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus Supplement.

     _/s/ Pricewaterhouse Coopers LLP
     PricewaterhouseCoopers LLP

     New York, New York
     March 21, 2007